Exhibit 10.15


                             AMENDMENT NO. 1 TO THE
                   SUPPLEMENTAL RETIREMENT PLAN FOR EMPLOYEES
                              OF FIRST FEDERAL BANK


The Supplemental Retirement Plan for Employees of First Federal Bank, as amended and restated effective as of October 1, 1994 (the "Plan"), is hereby amended as follows:

(1) Effective as of January 1, 1995, Section 2(b) of Article II is amended to read as follows:

         (b) For purposes of Section 2(a)(i) of Article II, an Employee's adjusted monthly retirement income shall be computed by using the applicable formula provided in the Pension Plan, except that: (i) such formula shall be applied without regard to the limitations on benefits of Section 415 of the Code: (ii) such formula shall be applied without regard to the limitations on compensation of Section 401(a)(17) of the Code; and (iii) subject to the following paragraph, such formula shall be applied without excluding from the definition of compensation any amounts received by the Employee which are reportable to the Internal Revenue Service ("IRS") for Federal income tax purposes.

         Notwithstanding the above, in computing an Employee's adjusted monthly retirement income, the following rules shall apply: (A) for calendar years beginning on or after January 1, 1995, compensation shall be determined by taking into account only the lesser of: (I) one hundred percent (100%) of the bonus actually paid to the Employee under the terms of the Company's short term bonus plan, or (II) fifty percent (50%) of the target bonus established for the Employee under the terms of the Company's short term bonus plan; (B) if an Employee elects to defer all or any portion of his bonus under the terms of the short term bonus plan, then, subject to the provisions of subparagraph (C) below, such deferred bonus shall nevertheless be treated as if it were actually paid to the Employee during the calendar year in which it would have been paid to the Employee but for the deferral election; (C) if an Employee elects to defer all or any portion of his bonus under the terms of the short term bonus plan and all or any portion of such deferred bonus is included in determining compensation under the Pension Plan in the year in which it is paid to the Employee, then, notwithstanding the provisions of subparagraph (B) above, the portion of the deferred bonus so included shall not be treated as if it were actually paid to the Employee during any year other than the year in which it is paid: (D) if all or any portion of an Employee's deferred bonus is included in determining compensation under the Pension Plan in the year in which it is paid, such portion of the Employee's deferred bonus will be charged to prior deferral years in chronological order for purposes of determining the maximum amount of compensation which may be taken into account under the terms of the Supplemental Plan for such prior deferral years, but only to the extent that such portion of the Employee's deferred bonus would have been taken into account in determining compensation under the Supplemental Plan if it had actually been paid in that prior deferral year; and (E) if an Employee commences to receive all or any portion of his deferred bonus in installments and any of such installments will be paid in years subsequent to the year of his termination of employment, any installments scheduled to be paid in years subsequent to the year of his termination of employment shall be deemed to have been paid in the year of his termination of employment.

(2) All section numbers and cross references thereto are appropriately amended to effectuate the intention of the foregoing amendments.




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Dated at Waterbury, Connecticut this 19th day of June, 1995.

         ATTEST:                    FIRST FEDERAL BANK

      /s/ Lee A. Gagnon         By: /s/ James C. Smith
      -----------------         -----------------------
      Its Secretary                 Its President